Exhibit 99.2

ANACOR PHARMACEUTICALS SUBMITS NEW DRUG APPLICATION TO THE FDA FOR CRISABOROLE TOPICAL OINTMENT, 2% FOR THE TREATMENT OF MILD-TO-MODERATE ATOPIC DERMATITIS

Palo Alto, CA — January 7, 2016 — Anacor Pharmaceuticals, Inc. (NASDAQ:ANAC) announced today that it has submitted a New Drug Application (NDA) to the U.S. Food and Drug Administration (FDA) seeking approval of crisaborole topical ointment, 2%, a novel non-steroidal topical anti-inflammatory phosphodiesterase-4 (PDE-4) inhibitor in development for the potential treatment of mild-to-moderate atopic dermatitis in children and adults.

“The submission of the NDA for crisaborole topical ointment, 2% represents an important milestone for our atopic dermatitis development program, as we continue to leverage our boron chemistry platform to pursue innovative new therapies,” said Paul L. Berns, Chairman and Chief Executive Officer of Anacor.  “We believe there is a significant unmet medical need for a novel non-steroidal topical anti-inflammatory treatment option for the patients who are suffering with mild-to-moderate atopic dermatitis and we look forward to working with the FDA during its review of the crisaborole NDA.”

In July 2015, Anacor announced the positive top-line results from its two Phase 3 pivotal studies of crisaborole.  In each of the two Phase 3 pivotal studies, crisaborole achieved statistically significant results on all primary and secondary endpoints and demonstrated a safety profile consistent with previous studies.  In October 2015, Anacor announced the top-line results from its long-term safety study, in which crisaborole was found to be well-tolerated and demonstrated a safety profile consistent with that seen in the Phase 3 pivotal studies when used intermittently for up to 12 months.

About Crisaborole Topical Ointment, 2%

Crisaborole topical ointment, 2%, is an investigational non-steroidal topical anti-inflammatory PDE-4 inhibitor in development for the potential treatment of mild-to-moderate atopic dermatitis.  Crisaborole is a novel boron-containing small molecule and, although the specific mechanism of action is not yet completely defined, Anacor believes that crisaborole inhibits PDE-4 in target cells, which reduces the production of pro-inflammatory cytokines thought to cause the signs and symptoms of atopic dermatitis.

About Anacor Pharmaceuticals

Anacor is a biopharmaceutical company focused on discovering, developing and commercializing novel small-molecule therapeutics derived from its boron chemistry platform.  Anacor’s first approved drug, KERYDIN® (tavaborole) topical solution, 5%, is an oxaborole antifungal approved by the U.S. Food and Drug Administration in July 2014 for the topical treatment of onychomycosis of the toenails.  In July 2014, Anacor entered into an exclusive agreement with Sandoz Inc., a Novartis company, pursuant to which PharmaDerm, the branded dermatology division of Sandoz, distributes and commercializes KERYDIN in the United States.

In September 2014, PharmaDerm launched KERYDIN in the United States.  Anacor’s lead product development candidate is crisaborole topical ointment, 2%, a novel non-steroidal topical anti-inflammatory PDE-4 inhibitor in development for the potential treatment of mild-to-moderate atopic dermatitis and psoriasis.  Beyond KERYDIN and crisaborole, Anacor has discovered three investigational compounds that it has out-licensed for further development. The first compound is licensed to Eli Lilly and Company for the potential treatment of an animal health indication.  The second compound, AN5568, also referred to as SCYX-7158, is licensed to Drugs for Neglected Diseases initiative for the potential treatment of human African trypanosomiasis.  The third compound is licensed to GlaxoSmithKline LLC for development in tuberculosis.  Anacor also has a pipeline of other internally discovered topical and systemic boron-based compounds in early stages of research and development. These include AN3365, an investigational Gram-negative antibiotic, and certain other wholly-owned investigational product candidates.  For more information, visit www.anacor.com.

Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding the results of Anacor’s clinical trials, the safety and efficacy of Anacor’s product development candidates, the timing of the approval of Anacor’s product development candidates and the timing and potential commercial success of Anacor’s product development candidates. These statements constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words “may,” “might,” “will,” “should,” “estimate,” “project,” “plan,” “anticipate,” “expect,” “intend,” “outlook,” “believe” and other similar expressions are intended to identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release, and Anacor undertakes no obligation to update any forward-looking statement except as required by law. These forward-looking statements are based on estimates and assumptions by Anacor’s management that, although believed to be reasonable, are inherently uncertain and subject to a number of risks and uncertainties. The following represent some, but not necessarily all, of the factors that could cause actual results to differ from historical results or those anticipated or predicted by Anacor’s forward-looking statements: the successful commercialization of KERYDIN pursuant to Anacor’s distribution and commercialization agreement with Sandoz Inc.; any issues, delays or failures arising as a result of Anacor’s studies relating to crisaborole; the outcome, timing and cost of regulatory approvals, and content of approved labeling for Anacor’s products, including any delay or failure by the U.S. Food and Drug Administration to approve crisaborole; Anacor’s ability to timely and successfully launch, either alone or with a partner, crisaborole, if approved; the impact of general economic, industry, market or political conditions; and the other risks and uncertainties identified in Anacor’s periodic filings, including Anacor’s Annual Report on Form 10-K for the year ended December 31, 2014 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2015.

Company Contact:

Anacor Pharmaceuticals, Inc.

DeDe Sheel

Senior Director, Investor Relations & Corporate Communications

650.543.7575